EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter and Year Ended December 31, 2019

HOUSTON, March 12, 2020 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the fourth quarter and year ended December 31, 2019.

Full Year 2019

  Net income of $2.6 million, or $0.15 per diluted share; charges for the Attleboro, MA closure negatively impacted earnings by $0.15 per share
  Sales of $338.3 million, down 5.2%
  Gross margin of 23.6%, decrease of 30 basis points
  Operating expense of $73.0 million, including $3.3 million of closure costs, versus $71.3 million for 2018
  Anticipated $1.0 million annual savings from closure and relocation of Attleboro facility

Fourth Quarter 2019

  Net loss of $0.7 million, or a loss of $0.04 per diluted share, negatively impacted $0.05 per share by the Attleboro, MA closure
  Sales of $82.3 million, down 6.4%
  Operating expense was down 0.3%, reflecting $1.0 million of Attleboro closure costs

Twelve Month Summary

James Pokluda, President and Chief Executive Officer commented, “2019 was a year of significant operational change for HWCC as we completed multiple strategic projects that strengthened our value proposition.  In response to new tariffs, we reset international supply lines; LEAN processes and methodologies drove continuous improvement and expense reductions; we closed our largest fastener distribution center and relocated the inventory to two new facilities that are highly efficient and better located to service customer demand; and we completed a multi-year information technology upgrade that increased our digital capabilities and enhanced enterprise strategy.  With these and several additional projects and non-recurring expenses now behind us, we enter 2020 well positioned to serve our diverse customer base.”

Sales for the year ended December 31, 2019 were $338.3 million, down 5.2% from $356.9 million in 2018.  We estimate that the supply disruptions caused by the on-going trade negotiations with China negatively impacted sales 1% and that lower metals prices in 2019 represented an additional 2% decrease.  Adjusting for the impact of metals and the trade war, we estimate sales for our project business decreased 2%, while MRO sales decreased 3%, as compared to 2018.

Gross margin at 23.6% was down 30 basis points from 2018.  “We continue to focus on pricing discipline and maintaining optimum inventory mix profiles to service customer demand, and are pleased that we have been able to substantially maintain our margins despite a decline in commodity prices,” said Mr. Pokluda.

Operating expenses at $73.0 million increased 2.4% from the prior year of $71.3 million. This increase was due to expenses of $3.3 million for the closure and relocation of the Attleboro warehouse facility.  Excluding these one-time expenses, operating expenses were down $1.6 million or 2.2%.  Going forward, it is anticipated that the net annual operating expense savings resulting from these warehouse activities will be approximately $1 million.

Interest expense of $3.1 million increased 5.2% from $2.9 million in 2018.  The increase reflected $0.2 million lower average debt of $76.6 million offset by a 10 basis point increase in average interest rates to 3.8%.

The results of operations generated net income of $2.6 million, compared to $8.6 million in 2018.  $2.3 million of the decline was due to the Attleboro closure and relocation expenses.  Mr. Pokluda commented “While our financial results were not where we would like them, 2019 was a year of significant change for our organization, and I am pleased with the extraordinary team efforts that were necessary to complete multiple projects, maintain pricing discipline, execute cost control and strengthened our position in the market.”

Fourth Quarter Summary

Mr. Pokluda further commented, “Fourth quarter results were disappointing, as positive sales trends experienced early in the quarter reduced significantly in the second half of the quarter due primarily to reduced project activity in oil and gas and fastener end markets.”

Sales for the fourth quarter 2019 were $82.3 million, down 6.4% from $87.9 million in 2018.  We estimate the fastener supply disruptions caused by the on-going trade negotiations with China and lower metals prices represented a 2% sales decrease.  We estimate sales for our project business decreased 16%, while MRO sales decreased 2%, as compared to 2018.

Gross margin at 22.7% decreased 120 basis points from the fourth quarter of 2018 and was down 10 basis points sequentially, as reduced demand in the latter half of the quarter significantly increased pricing pressure.  Operating expenses of $18.6 million were up 4.7% over 2018 but down 1.2% without the Attleboro closure and relocation costs, and flat sequentially.

Quarterly interest expense of $0.8 million was up 2% from the prior year period.  Average debt levels for the quarter of $80.8 million increased $10 million over 2018, while the effective interest rate decreased from 4.1% to 3.5% in 2019.  The debt increase resulted from an increase in inventory caused by inconsistency in our international supply lines and optimizing vendor contractual agreements.

The results of operations produced net loss of $0.7 million for the quarter, as compared to net income of $1.6 million in 2018.  Excluding the closure and relocation expenses, operations produced net income of $0.1 million or $0.01 per share.

Conference Call
The Company will host a conference call to discuss fourth quarter and full year results, Friday, March 13, 2020, at 10:00 a.m., C.D.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Christopher Micklas, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Live call dial-in numbers are as follow:
Toll-Free: (800) 936-7954
International: (720) 545-0048
Conference ID #6259450

Approximately two hours after the completion of the live call, a telephone replay will be available until March 20, 2020.

Replay, Toll-Free #: (855) 859-2056
Replay, Toll #: (404) 537-3406
Conference ID # 6259450

About the Company
With 44 years of experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC.  These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

Houston Wire & Cable Company
Consolidated Balance Sheets

	December 31,
	2019	2018

	(In thousands, except share data)

Assets
Current assets:
Cash	$4,096	$1,393
Accounts receivable, net
Trade	50,325	52,946
Other	6,640	6,847
Inventories, net	114,069	94,325
Income tax receivable	1,353	435
Prepaids and other current assets	1,002	737
Other current assets	831	—
Total current assets	178,316	156,683

Property and equipment, net	14,589	11,456
Intangible assets, net	10,282	11,179
Goodwill	22,353	22,353
Deferred income taxes	600	930
Operating lease right-of-use assets, net	13,481	—
Other assets	527	456
Total assets	$240,148	$203,057

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$13,858	$11,253
Accrued and other current liabilities	23,261	19,232
Operating lease liabilities	2,742	—
Total current liabilities	39,861	30,485

Debt	83,500	71,316
Operating lease long term liabilities	11,182	—
Other long-term obligations	1,977	578
Total liabilities	136,520	102,379

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,556,950 and 16,611,651 shares outstanding at December 31, 2019 and 2018, respectively	21	21
Additional paid-in capital	52,304	53,514
Retained earnings	108,626	105,975
Treasury stock	(57,323)	(58,832)
Total stockholders’ equity	103,628	100,678

Total liabilities and stockholders’ equity	$240,148	$203,057

Houston Wire & Cable Company
 Consolidated Statements of Operations
(In thousands except, share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Sales	$82,287	$87,906	$338,286	$356,858
Cost of sales	63,592	66,927	258,364	271,650
Gross profit	18,695	20,979	79,922	85,208

Operating expenses:
Salaries and commissions	9,507	9,232	37,180	38,110
Other operating expenses	8,244	7,946	33,238	30,962
Depreciation and amortization	748	551	2,502	2,178
Impairment charge	120	60	120	60
Total operating expenses	18,619	17,789	73,040	71,310

Operating income	76	3,190	6,882	13,898
Interest expense	766	751	3,057	2,907
Income before income taxes	(690)	2,439	3,825	10,991
Income taxes	(34)	811	1,275	2,355
Net income	$(656)	$1,628	$2,550	$8,636

Earnings per share:
Basic	$(0.04)	$0.10	$0.16	$0.53
Diluted	$(0.04)	$0.10	$0.15	$0.52
Weighted average common shares outstanding:
Basic	16,310,534	16,416,785	16,433,644	16,389,876
Diluted	16,310,534	16,563,221	16,552,866	16,523,599

Houston Wire & Cable Company
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2019	2018

Operating activities
Net income	$2,550	$8,636
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charge	120	60
Depreciation and amortization	2,502	2,178
Amortization of unearned stock compensation	1,471	1,298
Non-cash lease expense	5,887	—
Provision for doubtful accounts	119	73
Provision for refund liability	84	37
Provision for inventory obsolescence	515	615
Deferred income taxes	431	(1,344)
Other non-cash items	54	25
Changes in operating assets and liabilities:
Accounts receivable	2,625	(2,507)
Inventories	(20,259)	(6,825)
Income taxes	(918)	14
Prepaid expenses	(265)	1,201
Lease payments	(6,194)	—
Book overdraft	—	(3,028)
Trade accounts payable	2,605	2,804
Accrued and other current liabilities	2,394	2,460
Other operating activities	673	(359)
Net cash provided by (used in) operating activities	(5,606)	5,338

Investing activities
Expenditures for property and equipment	(2,379)	(1,503)
Proceeds from disposals of property and equipment	5	20
Net cash used in investing activities	(2,374)	(1,483)

Financing activities
Borrowings on revolver	364,671	367,513
Payments on revolver	(352,487)	(369,752)
Proceeds from exercise of stock options	—	—
Payment of dividends	(36)	(48)
Purchase of treasury stock/stock surrendered on vested awards	(1,172)	(175)
Lease payments	(293)	—
Net cash used in financing activities	10,683	(2,462)

Net change in cash	2,703	1,393
Cash at beginning of year	1,393	—

Cash at end of year	$4,096	$1,393
Supplemental disclosures
Cash paid during the year for interest	$3,011	$2,811
Cash paid during the year for income taxes	$1,762	$3,696

CONTACT:
Chris Micklas
Chief Financial Officer
Direct:  713.609.2114
Fax:  713.609.2168
cmicklas@houwire.com